Exhibit 99.1

Other Expenses of Issuance and Distribution
The expenses incurred by the Company in connection with its issuance and sale of 4,400,000 depositary shares, each representing a 1/1,000th interest in a share of 7.00% perpetual non-cumulative preference shares, series E are set forth below. All amounts listed below are estimates except the SEC registration fee and NASDAQ listing fee.

SEC registration fee	$15,332
NASDAQ Global Select Market listing fee	25,000
Legal fees and expenses	110,000
Depositary fees and expenses	5,000
Accounting fees and expenses	50,000
Printing and engraving fees and expenses	4,000
Rating agency fees	178,750
Miscellaneous	1,918
Total	$390,000